Exhibit 99.1

CONTACTS:
Joel Bennett	Anne-Marie Feliciano
JAKKS Pacific, Inc.	JAKKS Pacific, Inc.
(310) 455-6210	(310) 455-6245

JAKKS Pacific, Inc. Announces
Proposed Private Placement

MALIBU, Calif. – July 17, 2013 – JAKKS Pacific, Inc. (NASDAQ: JAKK) today announced that it proposes to offer, subject to market and other conditions, $100.0 million in aggregate principal amount of convertible senior notes due 2018 in a private placement. JAKKS intends to grant the initial purchaser of the notes a 30-day option to purchase up to $15.0 million in principal amount of additional notes to cover over-allotments, if any.

The notes will be convertible at the option of the holder, and upon conversion, the notes will be settled in shares of its common stock, except that cash will be paid in lieu of any fractional shares. The interest rate, conversion price and other terms will be determined by negotiations between JAKKS and the initial purchaser of the notes. The notes will be senior unsecured obligations of JAKKS and will rank equal in right of payment with all of JAKKS’ existing and future senior unsecured indebtedness.

JAKKS intends to use a portion of the net proceeds from this offering to repurchase a portion of its 4.50% convertible senior notes due 2014. In the event JAKKS is unable to repurchase such notes on satisfactory terms, JAKKS may use such proceeds for general corporate purposes.

The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in compliance with Regulation S of the Securities Act. The convertible senior notes will not be registered under the Securities Act or any other jurisdiction and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale of the shares of notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About JAKKS Pacific, Inc.
JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products with a wide range of products that feature popular brands and children's toy licenses.  JAKKS’ diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products, Infant/Pre-School, Construction Toys, Ride-On Vehicles, Wagons, Inflatable Environments and Tents, Impulse Toys and Pet Products sold under various proprietary brands including JAKKS Pacific®, Creative Designs International™, Road Champs®, Funnoodle®, JAKKS Pets™, Plug It In & Play TV Games™, Kids Only!®, Tollytots®, Disguise®, Moose Mountain® and Maui®. JAKKS is also the creator of the underlying Monsuno® property and toy line. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Nickelodeon®, Warner Bros.®, Ultimate Fighting Championship®, Hello Kitty®, Graco® and Cabbage Patch Kids®. DreamPlay Toys, LLC is a joint venture between JAKKS Pacific, Inc. and NantWorks LLC to develop, market and sell toys and related consumer products incorporating NantWorks’ proprietary iD image recognition technology.

About DreamPlay Toys, LLC
JAKKS Pacific, Inc. and NantWorks LLC formed DreamPlay Toys, LLC, a joint venture company to develop, market and sell toys and related consumer products incorporating NantWorks’ proprietary iD image recognition technology.  This novel technology enables the consumer to instantly link a physical toy to interactive content, including video, animation and games using a smart phone or tablet device to instantly bringing the toy to life. JAKKS Pacific plans to introduce a broad product line, which will combine this revolutionary technology with exciting new content, including augmented reality, leaving consumers with a memorable and entertaining experience. JAKKS Pacific and NantWorks have also formed DreamPlay LLC, in order to extend image recognition technology to non-toy consumer products and applications.

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

© 2013 JAKKS Pacific, Inc. All rights reserved.